American Funds Mortgage Fund
One Market Street, Steuart Tower, Suite 2000
San Francisco, CA 94105-1409

Telephone (415) 421-9360
Fax (415) 393-7140

August 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,063
Class B	$4
Class C	$60
Class F1	$34
Class F2	$21
Total	$1,182
Class 529-A	$13
Class 529-B	$0
Class 529-C	$4
Class 529-E	$2
Class 529-F1	$2
Class R-1	$10
Class R-2	$9
Class R-3	$11
Class R-4	$10
Class R-5	$22
Class R-6	$4,891
Total	$4,974

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1746
Class B	$0.1236
Class C	$0.1203
Class F1	$0.1712
Class F2	$0.1905
Class 529-A	$0.1701
Class 529-B	$0.1151
Class 529-C	$0.1150
Class 529-E	$0.1484
Class 529-F1	$0.1825
Class R-1	$0.1231
Class R-2	$0.1316
Class R-3	$0.1526
Class R-4	$0.1715
Class R-5	$0.1914
Class R-6	$0.1944

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	8,627
Class B	76
Class C	1,448
Class F1	297
Class F2	171
Total	10,619
Class 529-A	130
Class 529-B	14
Class 529-C	57
Class 529-E	12
Class 529-F1	33
Class R-1	332
Class R-2	90
Class R-3	87
Class R-4	66
Class R-5	219
Class R-6	25,213
Total	26,253

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.16
Class B	$10.16
Class C	$10.16
Class F1	$10.16
Class F2	$10.16
Class 529-A	$10.16
Class 529-B	$10.16
Class 529-C	$10.16
Class 529-E	$10.16
Class 529-F1	$10.16
Class R-1	$10.16
Class R-2	$10.16
Class R-3	$10.16
Class R-4	$10.16
Class R-5	$10.16
Class R-6	$10.16